EXHIBIT 16.1


December 27, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington D.C. 20549


Gentlemen:

We have read Item 4 of Form 8-K dated December 27, 1999 of IKON Office Solutions, Inc. and are in agreement with the statements contained in paragraphs 2., 3. and 4. therein. We have no basis to agree or disagree with other statements of the registrant contained therein.





Ernst & Young LLP